Exhibit 1(b)


                          LANDMARK INTERNATIONAL FUNDS

                                  AMENDMENT TO
                              DECLARATION OF TRUST

     The undersigned, constituting a majority of the Trustees of Landmark International Funds (the "Trust"), a business trust organized under the laws of the Commonwealth of Massachusetts, pursuant to a Declaration of Trust dated August 7, 1990, as amended (the "Declaration"), do hereby amend Section 3.2 of the Declaration by adding the following paragraph (d) immediately after paragraph (c) of Section 3.2:

          (d) Notwithstanding any other provision of this Declaration to the contrary, the Trustees shall have the power in their discretion without any requirement of approval by shareholders to either invest all or a portion of the Trust Property of each Series of the Trust (other than Landmark International Equity Fund and Landmark Emerging Asian Markets Equity Fund), or sell all or a portion of such Trust Property and invest the proceeds of such sales, in one or more investment companies to the extent not prohibited by the 1940 Act and exemptive orders granted under such Act.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment this 8th day of August, 1997.


Philip W. Coolidge                  Riley C. Gilley
PHILIP W. COOLIDGE                  RILEY C. GILLEY
As trustee and not individually     As trustee and not individually


Diana R. Harrington                 Susan B. Kerley
DIANA R. HARRINGTON                 SUSAN B. KERLEY
As trustee and not individually     As trustee and not individually


C. Oscar Morong, Jr.                E. Kirby Warren
C. OSCAR MORONG, JR.                E. KIRBY WARREN
As trustee and not individually     As trustee and not individually


William S. Woods, Jr.
WILLIAM S. WOODS, JR.
As trustee and not individually